[LETTERHEAD OF MONTEITH, MONTEITH & CO.]

                                                                AUDITORS' REPORT

To the Shareholders of
  Alexa Ventures Inc.:

We have audited the consolidated balance sheets of Alexa Ventures Inc. as at September 30th, 1999 and 1998 and the consolidated statements of operations and retained earnings, and changes in cash position for the years then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly in all material respects, the financial position of Alexa Ventures Inc. as at September 30th, 1999 and 1998 and the results of its operations and the changes in its cash position for the years then ended in accordance with generally accepted accounting principles.


CHARTERED ACCOUNTANTS.

'Monteith, Monteith & Co.


Stratford, Ontario,
February 2nd, 2000.